Capital Bancorp, Inc. Announces Broad Based Growth and Expanding Margin Leading to a 25% Net Income Increase from the Prior Quarter
Second Quarter 2024 Results
•Net Income of $8.2 million, or $0.59 per share
◦Net Income, as adjusted to exclude the impact of merger-related expenses (non-GAAP)(1), of $8.3 million, or $0.59 per share
•Net Interest Income increased $2.1 million, or 5.9%, from 1Q 2024
•Net Interest Margin ("NIM") increased to 6.46% as compared to 6.24% (1Q 2024)
◦Core NIM, as adjusted to exclude the impact of credit card loans (non-GAAP)(1) increased to 4.00% as compared to 3.85% (1Q 2024)
•Loan Growth of $57.1 million, or 11.7% annualized for 2Q 2024
•Deposit Growth of $94.7 million, or 19.0% annualized for 2Q 2024; Noninterest bearing deposits increased $18.8 million, or 11.3% annualized from 1Q 2024
•Cash dividend of $0.10 per share declared, or 25% higher than the prior quarter
Rockville, Maryland, July 22, 2024 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $8.2 million, or $0.59 per diluted share, for the second quarter 2024, compared to net income of $6.6 million, or $0.47 per diluted share, for the first quarter 2024, and $7.3 million, or $0.52 per diluted share, for the second quarter 2023. Net income, as adjusted to exclude the impact of merger-related expenses (non-GAAP)(1), was $8.3 million, or $0.59 per diluted share, for the second quarter 2024, compared to $7.1 million, or $0.51 per diluted share, for the first quarter 2024.

The Company also declared a cash dividend on its common stock of $0.10 per share. The dividend is payable on August 21, 2024 to shareholders of record on August 5, 2024. The dividend declared of $0.10 is $0.02, or 25.0% higher than the prior quarter dividend reflecting the strength of earnings and capital position. The Company has increased its dividend each year since it first started paying dividends in 2021.

“All of our businesses continued to make progress in the second quarter with sustained loan and deposit growth, increased credit card accounts and revenue growth, mortgage banking income growth, and continued credit stability,” said Ed Barry, Chief Executive Officer of the Company and the Bank. “These positive trends drove stable deposit costs, record net interest income, and increased net interest margin. We were also pleased to receive approval for our pending acquisition of Integrated Financial Holdings, Inc. from the Federal Reserve and we continue to work towards obtaining all approvals and closing requirements. IFHI's expertise in niche C&I lending will further diversify our lending and fee generating capabilities while enhancing shareholder value.”

"The Board is very pleased with the second quarter results and, in particular, with the improvement in our NIM and the growth of our loan and deposit balances. If the economy cooperates, we anticipate these improvements will result in continued steady growth in our EPS and TBV,” said Steven J Schwartz, Chairman of the Company. “We reaffirm our steadfast commitment to smartly grow enterprise value of the Company, while continually expanding and improving the services and products we offer to our customers.”

(1) Reconciliations of the non–U.S. generally accepted accounting principles ("GAAP") measures are set forth in the Appendix at the end of this press release.

Pending Acquisition of Integrated Financial Holdings, Inc.
Regarding the previously announced pending merger with Integrated Financial Holdings, Inc. ("IFHI"), the Company incurred pre-tax merger-related expenses of $0.1 million for the second quarter 2024 compared to $0.7 million for the first quarter 2024, consistent with modeled expectations.
On July 9, 2024, the Company received regulatory approval from the Federal Reserve Bank of Richmond, acting on delegated authority from the Board of Governors of the Federal Reserve System, for the proposed merger of IFHI with and into the Company. Completion of the merger remains subject to the approval of the Office of the Comptroller of the Currency, the approval of the Company's and IFHI’s shareholders and the satisfaction of customary closing conditions. The special meeting of the Company will be held on August 15, 2024 at 3:00 p.m., Eastern Time.
The following table provides a reconciliation of the Company's net income under GAAP to non-GAAP results excluding merger-related expenses.

	Second Quarter 2024				First Quarter 2024
(in thousands except per share data)	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
GAAP Earnings	$10,933	$2,728	$8,205	$0.59	$8,624	$2,062	$6,562	$0.47
Add: Merger-Related Expenses	83	21	62		712	174	538
Non-GAAP Earnings	$11,016	$2,749	$8,267	$0.59	$9,336	$2,236	$7,100	$0.51

	Six Months Ended June 30, 2024
(in thousands except per share data)	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
GAAP Earnings	$19,557	$4,790	$14,767	$1.06
Add: Merger-Related Expenses	795	195	600
Non-GAAP Earnings	$20,352	$4,985	$15,367	$1.10

Note: The tax benefit associated with merger-related expenses has been adjusted to reflect the estimated nondeductible portion of the expenses.
Second Quarter 2024 Highlights
Capital Bancorp, Inc.
Earnings Summary - Net income of $8.2 million, or $0.59 per diluted share, increased $1.6 million compared to $6.6 million, or $0.47 per diluted share, for the first quarter 2024. Net income, as adjusted to exclude the impact of merger-related expenses (non-GAAP)(1), was $8.3 million, or $0.59 per diluted share, for the second quarter 2024 compared to $7.1 million, or $0.51 per diluted share, for the first quarter 2024.
•Net interest income of $37.1 million increased $2.1 million compared to $35.0 million for the first quarter 2024. Interest income of $50.6 million increased $2.2 million compared to $48.4 million for the first quarter 2024, primarily due to interest income from $65.3 million in average portfolio loan growth. Interest expense of $13.6 million increased $0.2 million compared to $13.4 million for the first quarter 2024 as interest expense from time deposits increased $0.3 million as growth in average balances increased $15.9 million.
•The provision for credit losses was $3.4 million, an increase of $0.7 million from the first quarter 2024 primarily driven by unsecured credit card loan growth in the quarter. Net charge-offs totaled $1.9 million in the second quarter including $1.5 million from credit card related loans and $0.4 million from residential loans. Net charge-offs totaled $2.0 million in the first quarter 2024 including $1.7 million from credit card related loans and $0.3 million from commercial loans. At June 30, 2024, the allowance for credit losses to total loans ratio was 1.53%.
•Noninterest income of $6.9 million increased $0.9 million compared to $6.0 million for the first quarter 2024. Mortgage banking revenue increased $0.5 million primarily due to increased mortgage loans sold while credit card fees increased $0.4 million primarily related to interchange income.
•Noninterest expense of $29.5 million remained stable as compared to $29.5 million for the first quarter 2024. Within this category, variances included the following:
◦Salaries and employee benefits of $13.3 million increased $0.4 million due to an increase in base salaries expense of $0.2 million, incentive based compensation expense of $0.1 million and a decrease in deferred salary expense (an increase in expense) of $0.1 million as we continue to invest in talent.
◦Occupancy and equipment expense of $1.9 million increased $0.3 million related to software licensing expense to support business growth.
◦Merger-related expenses totaled $0.1 million in the second quarter 2024 as compared to $0.7 million in the first quarter 2024, consistent with modeled expectations. Primarily all merger-related expenses have been related to professional fees including legal fees, third party consulting fees and other outside service provider expenses.

•Income tax expense of $2.7 million, or 25.0% of pre-tax income for the second quarter 2024, increased $0.7 million from $2.1 million, or 23.9% of pre-tax income for the first quarter 2024, reflective of an increase in the weighted average state income tax rate.
Performance and Efficiency Ratios – Annualized return on average assets ("ROAA") and annualized return on average equity ("ROAE") were 1.40% and 12.53%, respectively, for the three months ended June 30, 2024, compared to 1.15% and 10.19%, respectively, for the three months ended March 31, 2024.
•Annualized ROAA and annualized ROAE, as adjusted to exclude the impact of merger-related expenses (non-GAAP)(1), were 1.41% and 12.62%, respectively, for the three months ended June 30, 2024, compared to 1.24% and 11.03%, respectively, for the three months ended March 31, 2024.
•The efficiency ratio was 67.11% for the three months ended June 30, 2024, compared to 71.95% for the three months ended March 31, 2024. The efficiency ratio, as adjusted to exclude the impact of merger-related expenses (non-GAAP)(1), was 66.92% for the three months ended June 30, 2024 compared to 70.22% for the three months ended March 31, 2024.

Balance Sheet – Total assets of $2.4 billion at June 30, 2024 increased $114.3 million, or 4.9%, from March 31, 2024.
•Cash and cash equivalents of $136.5 million at June 30, 2024 increased $51.3 million from March 31, 2024, as total deposits increased $94.7 million, and Federal Home Loan Bank advances increased $10.0 million, partially offset by an increase in total portfolio loans of $57.1 million.
•Total portfolio loans of $2.0 billion at June 30, 2024 increased $57.1 million, or 2.9% growth from March 31, 2024. Total average loans increased $65.3 million quarter over quarter.
•Total deposits of $2.1 billion at June 30, 2024 increased $94.7 million, or 4.7% growth, from March 31, 2024, while total average deposits increased $53.2 million quarter over quarter. The increase in deposits, when comparing June 30, 2024 to March 31, 2024, includes $18.8 million of noninterest-bearing deposits primarily related to growth in title company deposit balances. Average portfolio loans-to-deposit ratio of 99.10% for the three months ended June 30, 2024 increased from 98.46% for the three months ended March 31, 2024.
•The investment securities portfolio continues to be classified as available for sale and had a fair market value of $207.9 million, or 8.5% of total assets, at June 30, 2024 up from $202.3 million at March 31, 2024. The amortized cost of the investment securities portfolio was $227.1 million, with an effective duration of 2.92 years. U.S. Treasury securities represented 64.3% of the overall investment portfolio at June 30, 2024. The accumulated other comprehensive loss on the investment securities portfolio decreased $0.5 million during the quarter to $13.1 million as of June 30, 2024, which represents 4.9% of total stockholders' equity. The Company does not have a held to maturity investment securities portfolio.
Net Interest Margin - Net interest margin increased to 6.46% for the three months ended June 30, 2024, compared to 6.24% for the three months ended March 31, 2024. Core Net Interest Margin, as adjusted to exclude the impact of credit card loans (non-GAAP)(1) increased to 4.00% and included 4 basis points from interest income recognized from nonaccrual loans as compared to 3.85% for the three months ended March 31, 2024.
•The average yield on interest earning assets of 8.82% increased 19 basis points compared to the first quarter 2024. The yield on portfolio loans, as adjusted to exclude the impact of credit card loans (non-GAAP)(1), of 7.04% for the second quarter 2024, increased 8 basis points primarily from portfolio turnover. New portfolio loans (excluding credit card loans) originated in the second quarter 2024 totaled $112.3 million with a weighted average yield of 8.25% as compared to $122.7 million with a weighted average yield of 8.24% in the first quarter 2024.
•The average rate on total deposits of 2.64% for the second quarter 2024 decreased 3 basis points from the first quarter 2024, primarily driven by title company balance growth in low and no interest bearing deposits.

Deposits - Total deposits at June 30, 2024 increased by $94.7 million, or 4.7% unannualized growth, compared to March 31, 2024, primarily driven by growth in low interest-bearing demand and noninterest-bearing deposits from title companies of $86.4 million.
•Noninterest-bearing deposits of $684.6 million increased $18.8 million, or 2.8%, compared to March 31, 2024. Interest-bearing deposits of $1.4 billion increased $76.0 million, or 5.7%, compared to March 31, 2024 including an increase in interest-bearing demand accounts of $72.1 million. Brokered time deposits totaled $155.1 million at June 30, 2024, a decrease of $5.5 million from March 31, 2024.
Cost of Interest-Bearing Liabilities - Growth in interest-bearing demand accounts resulted in the average cost of interest-bearing liabilities decreasing to 3.86% for the quarter ended June 30, 2024, compared to 3.90% for the first quarter 2024.
•Average interest-bearing demand accounts of $216.2 million increased $33.0 million, or 18.0%, compared to March 31, 2024.
•Average time deposits of $465.8 million increased $15.9 million, or 3.5%, compared to March 31, 2024.
•Average noninterest-bearing deposits of $653.0 million increased $15.9 million, or 2.5%, compared to March 31, 2024, and represented 32.5% of total average deposits at June 30, 2024.
Capital Positions - As of June 30, 2024, the Company reported a robust common equity tier 1 capital ratio of 15.08%, compared to 14.92% at March 31, 2024. At June 30, 2024, the Company maintains regulatory capital ratios that exceed all capital adequacy requirements.
Credit Metrics and Asset Quality - The allowance for credit losses to total loans ratio was 1.53% at June 30, 2024 as compared to an allowance for credit losses to total loans ratio of 1.49% at March 31, 2024. Nonperforming assets decreased 4 basis points to 0.58% of total assets at June 30, 2024 compared to 0.62% at March 31, 2024 as a result of a decrease in nonaccrual loans at June 30, 2024 to $14.1 million compared to $14.4 million at March 31, 2024. At June 30, 2024 special mention loans totaled $23.3 million, or 1.2% of total portfolio loans, as compared to $27.5 million, or 1.4% of total portfolio loans, at March 31, 2024. At June 30, 2024, substandard loans totaled $22.1 million, or 1.2% of total portfolio loans, as compared to $14.1 million, or .7% of total portfolio loans, at March 31, 2024.
Consistent Tangible Book Value Growth - Tangible book value per common share(1) grew 3.1% to $19.26 at June 30, 2024 when compared to March 31, 2024. The Company did not have goodwill or other intangible assets during any of the periods presented and therefore, tangible book value per share(1) is equal to book value per share.
Liquidity - Total sources of available borrowings at June 30, 2024 totaled $764.2 million, including available collateralized lines of credit of $570.2 million, unsecured lines of credit with other banks of $76.0 million and unpledged investment securities available as collateral for potential additional borrowings of $118.0 million.

Commercial Bank
Continued Portfolio Loan Growth - Portfolio loans, excluding credit cards, increased by $47.4 million, to $1.9 billion, gross, at June 30, 2024 compared to March 31, 2024. The increase in portfolio loans, as disclosed in the Composition of Loans table within the Historical Financial Highlights includes residential real estate loans of $24.2 million, lender finance loans of $19.8 million and commercial real estate loans of $8.4 million, partially offset by a decrease in business equity lines of credit of $11.8 million. Lender finance loans are loans to companies used to purchase finance receivables or to extend financing to the underlying obligors and are secured primarily by the finance receivables held by our borrowers.
Net Interest Income - Interest income of $33.9 million increased $1.4 million compared to $32.5 million for the first quarter 2024, driven by loan growth and higher loan yields. Interest expense of $13.3 million increased $0.2 million, driven by an increase in average balances in the second quarter 2024.
Credit Metrics - Nonperforming assets decreased 4 basis points to 0.58% of total assets at June 30, 2024 compared to 0.62% at March 31, 2024 as a result of a decrease in nonaccrual loans at June 30, 2024 to $14.1 million compared to $14.4 million at March 31, 2024.
The following tables present non-owner-occupied and owner-occupied commercial real estate loans and multi-family loans and the weighted average loan-to-value ("LTV").
Non-owner-occupied commercial real estate loans, including multi-family

	As of June 30, 2024
(in thousands)	Amount	Average Loan Size	Weighted Average LTV(1)	% of Non-Owner-Occupied Commercial Real Estate Loans	% of Total Portfolio Loans, Gross
Loan type:
Multi-family	$156,744	$1,823	56.1%	Not Applicable	7.7%

Retail	$113,697	$1,458	54.2%	28.7%	5.6%
Mixed use	94,143	1,177	51.3%	23.7%	4.6%
Industrial	61,992	1,127	54.6%	15.6%	3.1%
Hotel	75,427	4,190	50.8%	19.0%	3.7%
Office	13,699	527	63.1%	3.4%	0.7%
Other	38,122	1,733	48.2%	9.6%	1.9%
Total non-owner-occupied commercial real estate loans	$397,080	$1,423	52.7%	100.0%	19.6%
Total portfolio loans, gross	$2,028,367
Owner-occupied commercial real estate loans

	As of June 30, 2024
(in thousands)	Amount	Average Loan Size	Weighted Average LTV(1)	% of Owner-Occupied Commercial Real Estate Loans	% of Total Portfolio Loans, Gross
Loan type:
Industrial	$78,596	$1,191	53.3%	24.6%	3.9%
Office	42,876	621	57.1%	13.4%	2.1%
Retail	40,596	766	59.1%	12.7%	2.0%
Mixed use	17,657	929	65.6%	5.5%	0.9%
Other(2)	139,644	2,971	61.2%	43.8%	6.9%
Total owner-occupied commercial real estate loans	$319,369	$1,257	58.7%	100.0%	15.7%
Total portfolio loans, gross	$2,028,367

(1) The weighted average LTV of the loan categories previously mentioned are calculated by reference to the most recent appraisal of the property securing each loan.
(2) Other owner-occupied commercial real estate loans include special purpose loans of $58.3 million, skilled nursing loans of $53.8 million, and other loans of $27.5 million.
Classified and Criticized Loans - At June 30, 2024, special mention loans totaled $23.3 million, or 1.2% of total portfolio loans, as compared to $27.5 million, or 1.4% of total portfolio loans, at March 31, 2024. At June 30, 2024, substandard loans totaled $22.1 million, or 1.2% of total portfolio loans, as compared to $14.1 million, or 0.7% of total portfolio loans, at March 31, 2024.
OpenSky™
Revenues - Total revenue of $20.2 million increased $1.3 million from the first quarter 2024. Interest income of $15.8 million increased $0.9 million from the first quarter 2024. Average OpenSky™ loan balances, net of reserves and deferred fees of $111.3 million for the second quarter 2024, increased $0.8 million, or 0.7%, compared to $110.5 million for the first quarter 2024. Noninterest income of $4.4 million increased $0.5 million from the first quarter 2024 primarily related to interchange income.
Noninterest Expense - Total noninterest expense of $13.8 million increased $0.2 million from the first quarter 2024 primarily related to data processing expense.
Loan and Deposit Balances - OpenSky™ loan balances, net of reserves, of $122.2 million at June 30, 2024 increased by $10.3 million, or 9.2%, compared to $111.9 million at March 31, 2024. Corresponding deposit balances of $173.5 million at June 30, 2024 increased $1.7 million, or 1.0%, compared to $171.8 million at March 31, 2024. Gross unsecured loan balances of $33.6 million at June 30, 2024 increased $5.1 million, or 17.7%, compared to $28.5 million at March 31, 2024. During the second quarter 2024, the number of OpenSky™ credit card accounts increased by 10,784 to 537,734 from March 31, 2024.
OpenSky™ Credit - Card delinquencies remained stable in the second quarter 2024 when compared to the first quarter 2024. The provision for credit losses increased $0.7 million compared to the first quarter 2024 as card balances, net of reserves, increased $10.3 million during the second quarter 2024 as compared to a decrease of $11.4 million during the first quarter 2024.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarter Ended			2Q24 vs 1Q24		2Q24 vs 2Q23
(in thousands except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	$ Change	% Change	$ Change	% Change
Earnings Summary
Interest income	$50,615	$48,369	$45,080	$2,246	4.6%	$5,535	12.3%
Interest expense	13,558	13,361	9,740	197	1.5%	3,818	39.2%
Net interest income	37,057	35,008	35,340	2,049	5.9%	1,717	4.9%
Provision for credit losses	3,417	2,727	2,862	690	25.3%	555	19.4%
Provision for credit losses on unfunded commitments	104	142	—	(38)	(26.8)%	104	—%
Noninterest income	6,890	5,972	6,687	918	15.4%	203	3.0%
Noninterest expense	29,493	29,487	29,592	6	—%	(99)	(0.3)%
Income before income taxes	10,933	8,624	9,573	2,309	26.8%	1,360	14.2%
Income tax expense	2,728	2,062	2,255	666	32.3%	473	21.0%
Net income	$8,205	$6,562	$7,318	$1,643	25.0%	$887	12.1%

Pre-tax pre-provision net revenue ("PPNR") (1)	$14,454	$11,493	$12,435	$2,961	25.8%	$2,019	16.2%
PPNR, as adjusted(1)	$14,537	$12,205	$12,435	$2,332	19.1%	$2,102	16.9%

Common Share Data
Earnings per share - Basic	$0.59	$0.47	$0.52	$0.12	25.5%	$0.07	13.5%
Earnings per share - Diluted	$0.59	$0.47	$0.52	$0.12	25.5%	$0.07	13.5%
Earnings per share - Diluted, as adjusted(1)	$0.59	$0.51	$0.52	$0.08	15.7%	$0.07	13.5%
Weighted average common shares - Basic	13,895	13,919	14,025
Weighted average common shares - Diluted	13,895	13,919	14,059

Return Ratios
Return on average assets (annualized)	1.40%	1.15%	1.34%
Return on average assets, as adjusted (annualized)(1)	1.41%	1.24%	1.34%
Return on average equity (annualized)	12.53%	10.19%	12.30%
Return on average equity, as adjusted (annualized)(1)	12.62%	11.03%	12.30%
______________
(1) Refer to Appendix for reconciliation of non-GAAP measures.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited (Continued)

	Six Months Ended
	June 30,
(in thousands except per share data)	2024	2023	$ Change	% Change
Earnings Summary
Interest income	$98,984	$88,496	$10,488	11.9%
Interest expense	26,919	18,669	8,250	44.2%
Net interest income	72,065	69,827	2,238	3.2%
Provision for credit losses	6,144	4,522	1,622	35.9%
Provision for (release of) credit losses on unfunded commitments	246	(19)	265	(1,394.7)%
Noninterest income	12,862	12,713	149	1.2%
Noninterest expense	58,980	55,814	3,166	5.7%
Income before income taxes	19,557	22,223	(2,666)	(12.0)%
Income tax expense	4,790	5,170	(380)	(7.4)%
Net income	$14,767	$17,053	$(2,286)	(13.4)%

Pre-tax pre-provision net revenue ("PPNR") (1)	$25,947	$26,726	$(779)	(2.9)%
PPNR, as adjusted(1)	$26,742	$26,726	$16	0.1%

Common Share Data
Earnings per share - Basic	$1.06	$1.21	$(0.15)	(12.4)%
Earnings per share - Diluted	$1.06	$1.20	$(0.14)	(11.7)%
Earnings per share - Diluted, as adjusted(1)	$1.10	$1.20
Weighted average common shares - Basic	13,907	14,092
Weighted average common shares - Diluted	13,907	14,210

Return Ratios
Return on average assets (annualized)	1.28%	1.59%
Return on average assets, as adjusted (annualized)(1)	1.33%	1.59%
Return on average equity (annualized)	11.37%	14.60%
Return on average equity, as adjusted (annualized)(1)	11.83%	14.60%
______________
(1) Refer to Appendix for reconciliation of non-GAAP measures.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited (Continued)

	Quarter Ended			Quarter Ended
	June 30,			March 31,	December 31,	September 30,
(in thousands except per share data)	2024	2023	% Change	2024	2023	2023
Balance Sheet Highlights
Assets	$2,438,583	$2,227,866	9.5%	$2,324,238	$2,226,176	$2,272,484
Investment securities available for sale	207,917	208,464	(0.3)%	202,254	208,329	206,055
Mortgage loans held for sale	19,219	10,146	89.4%	10,303	7,481	4,843
Portfolio loans receivable (2)	2,021,588	1,838,131	10.0%	1,964,525	1,903,288	1,862,679
Allowance for credit losses	30,832	27,495	12.1%	29,350	28,610	28,279
Deposits	2,100,428	1,934,361	8.6%	2,005,695	1,895,996	1,967,988
FHLB borrowings	32,000	22,000	45.5%	22,000	22,000	22,000
Other borrowed funds	12,062	12,062	—%	12,062	27,062	12,062
Total stockholders' equity	267,854	237,435	12.8%	259,465	254,860	242,878
Tangible common equity (1)	267,854	237,435	12.8%	259,465	254,860	242,878

Common shares outstanding	13,910	13,981	(0.5)%	13,890	13,923	13,893
Book value per share	$19.26	$16.98	13.4%	$18.68	$18.31	$17.48
Tangible book value per share (1)	$19.26	$16.98	13.4%	$18.68	$18.31	$17.48
Dividends per share	$0.08	$0.06	33.3%	$0.08	$0.08	$0.08
______________
(1) Refer to Appendix for reconciliation of non-GAAP measures.
(2) Loans are reflected net of deferred fees and costs.

Operating Results - Comparison of Three Months Ended June 30, 2024 and 2023
For the three months ended June 30, 2024, net interest income of $37.1 million increased $1.7 million from $35.3 million in the same period in 2023. The net interest margin decreased 17 basis points to 6.46% for the three months ended June 30, 2024 from the same period in 2023 as the increase in cost of deposits, including money market accounts and time deposits, outpaced the increase in portfolio loan yields, including credit card loans. Net interest margin, excluding credit card loans(1), decreased to 4.00% for the three months ended June 30, 2024, compared to 4.06% for the same period in 2023.
For the three months ended June 30, 2024, average interest earning assets increased $170.1 million, or 8.0%, to $2.3 billion as compared to the same period in 2023, and the average yield on interest earning assets increased 36 basis points. Compared to the same period in the prior year, average interest-bearing liabilities increased $164.4 million, or 13.2%, and the average cost of interest-bearing liabilities increased to 3.86%, a 73 basis point increase from 3.13%.
For the three months ended June 30, 2024, the provision for credit losses was $3.4 million, an increase of $0.6 million from the same period in 2023, primarily driven by unsecured credit card loan growth. Net charge-offs for the three months ended June 30, 2024 were $1.9 million, or 0.39% on an annualized basis of average portfolio loans, compared to $1.6 million, or 0.35% on an annualized basis of average loans for the same period in 2023. Of the $1.9 million in net charge-offs during the second quarter 2024, $0.9 million related to secured and partially secured cards in the credit card portfolio and $0.6 million related to unsecured cards. Of the $1.6 million in net charge-offs during the second quarter 2023, $1.5 million related to secured and partially secured cards in the credit card portfolio and $0.1 million related to unsecured cards.
For the three months ended June 30, 2024, noninterest income of $6.9 million increased $0.2 million, or 3.0%, from the same period in 2023. Mortgage banking revenue of $2.0 million increased $0.7 million due to an increase in salable originations. Credit card fees of $4.3 million decreased $0.4 million primarily related to lower interchange and other fee income.
Credit card loan balances, net of reserves, decreased by $0.7 million to $122.2 million as of June 30, 2024, from $122.9 million at June 30, 2023. The related deposit account balances decreased 7.0% to $173.5 million at June 30, 2024 when compared to $186.6 million at June 30, 2023, reflective of the reduction in the number of open secured card customer accounts year over year.
The efficiency ratio for the three months ended June 30, 2024 was 67.11% compared to 70.41% for the three months ended June 30, 2023.
For the three months ended June 30, 2024, noninterest expense of $29.5 million decreased $0.1 million, or 0.3%, from $29.6 million for the same period in 2023. The change includes decreases in professional fees of $0.8 million, advertising expense of $0.6 million, operational losses of $0.4 million and loan processing expense of $0.2 million. Offsetting increases include salaries and employee benefits expense of $1.1 million, occupancy and equipment expense of $0.3 million, data processing expense of $0.2 million, other operating expense of $0.2 million and merger-related expenses of $0.1 million.

Operating Results - Comparison of Six Months Ended June 30, 2024 and 2023
For the six months ended June 30, 2024, net interest income of $72.1 million increased $2.2 million from the same period in 2023, primarily due to increased average balances of $182.2 million in portfolio loans combined with an 11 basis point increase in the yield on portfolio loans, offset by increases in the cost of funding. The net interest margin decreased 29 basis points to 6.35% for the six months ended June 30, 2024 from the same period in 2023. Net interest margin, excluding credit card loans(1), was 3.93% for the six months ended June 30, 2024, compared to 3.94% for the same period in 2023.
For the six months ended June 30, 2024, average interest earning assets increased $160.3 million, or 7.6%, to $2.3 billion as compared to the same period in 2023, and the average yield on interest earning assets increased 31 basis points. Compared to the same period in the prior year, average interest-bearing liabilities increased $154.2 million, or 12.4%, while the average cost of interest-bearing liabilities increased 85 basis points to 3.88% from 3.03%.
For the six months ended June 30, 2024, the provision for credit losses was $6.1 million, an increase of $1.6 million from the prior year, attributable primarily to portfolio loan growth and specific reserves of $1.1 million for collateral dependent loans at June 30, 2024 as compared to $0.3 million at June 30, 2024. Net charge-offs for the six months ended June 30, 2024 were $3.9 million, or 0.40% annualized of average portfolio loans, compared to $4.2 million, or 0.48% annualized of average portfolio loans, for the same period in 2023. The $3.9 million in net charge-offs during the six months ended June 30, 2024 was comprised primarily of credit card portfolio net charge-offs, with $2.1 million related to secured and partially secured cards while $1.1 million was related to unsecured cards.
For the six months ended June 30, 2024, noninterest income of $12.9 million increased $0.2 million, or 1.2%, from the same period in 2023. Mortgage banking revenue of $3.4 million increased $1.0 million due to an increase in home loan sales while credit card fees of $8.2 million declined $0.7 million as the number of open customer accounts declined to 537,734 at June 30, 2024 from 540,058 year over year, which resulted in lower interchange and other fee income recognized compared to the prior year.
The efficiency ratio for the six months ended June 30, 2024 was 69.45% compared to 67.62% for the six months ended June 30, 2023.
For the six months ended June 30, 2024, noninterest expense of $59.0 million increased $3.2 million, or 5.7%, from the same period in 2023. The change includes increases in salaries and employee benefits of $1.5 million, or 6.0%, advertising expense of $0.9 million, merger-related expenses of $0.8 million, occupancy and equipment expense of $0.7 million and other operating expenses of $0.7 million partially offset by a decrease in professional fees of $1.3 million.

Financial Condition
Total assets at June 30, 2024 were $2.4 billion, an increase of $114.3 million, or 4.9%, from the balance at March 31, 2024 and an increase of $210.7 million, or 9.5%, from the balance at June 30, 2023.
Net portfolio loans, which exclude mortgage loans held for sale, totaled $2.0 billion at June 30, 2024, an increase of $57.1 million, up 2.9% or 11.6% annualized, compared to March 31, 2024, and an increase of $183.5 million, or 10.0%, compared to $1.8 billion at June 30, 2023.
The Company recorded a provision for credit losses of $6.1 million during the six months ended June 30, 2024, which increased the allowance for credit losses to $30.8 million, or 1.53% of total loans at June 30, 2024, representing an increase of $1.5 million over the balance at March 31, 2024.
Nonperforming assets, which were comprised solely of nonperforming loans as of June 30, 2024, were $14.1 million, or 0.58% of total assets, down from $14.4 million, or 0.62% of total assets at March 31, 2024, and down from $15.7 million, or 0.71% of total assets at June 30, 2023.
Deposits were $2.1 billion at June 30, 2024, an increase of $94.7 million, or 4.7%, from the balance at March 31, 2024 and an increase of $166.1 million, or 8.6%, from the balance at June 30, 2023. Average deposits of $2.0 billion for the three months ended June 30, 2024 increased $53.2 million, or 2.7%, as compared to the three months ended March 31, 2024.
Rising interest rates have resulted in some customers moving balances from noninterest-bearing deposit accounts to interest-bearing deposit accounts. As a result of the migration, average noninterest-bearing deposit balances decreased $23.3 million to $653.0 million as of June 30, 2024, as compared to June 30, 2023.
Noninterest-bearing deposits represented 32.6% of total deposits at June 30, 2024 compared to 35.8% at June 30, 2023. Uninsured deposits were approximately $923.7 million as of June 30, 2024, representing 44.0% of the Company's deposit portfolio, compared to $855.7 million, or 42.7%, at March 31, 2024, and $860.4 million, or 44.5%, at June 30, 2023.
Stockholders’ equity increased to $267.9 million as of June 30, 2024, compared to $259.5 million at March 31, 2024 and $237.4 million at June 30, 2023. As of June 30, 2024, the Bank's capital ratios continued to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended					Six Months Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	June 30, 2024	June 30, 2023
Interest income
Loans, including fees	$48,275	$45,991	$45,109	$45,385	$42,991	$94,266	$84,266
Investment securities available for sale	1,308	1,251	1,083	1,089	1,266	2,559	2,643
Federal funds sold and other	1,032	1,127	777	1,267	823	2,159	1,587
Total interest income	50,615	48,369	46,969	47,741	45,080	98,984	88,496

Interest expense
Deposits	13,050	12,833	11,759	10,703	9,409	25,883	17,163
Borrowed funds	508	528	321	228	331	1,036	1,506
Total interest expense	13,558	13,361	12,080	10,931	9,740	26,919	18,669

Net interest income	37,057	35,008	34,889	36,810	35,340	72,065	69,827
Provision for credit losses	3,417	2,727	2,808	2,280	2,862	6,144	4,522
Provision for (release of) credit losses on unfunded commitments	104	142	(106)	24	—	246	(19)
Net interest income after provision for credit losses	33,536	32,139	32,187	34,506	32,478	65,675	65,324

Noninterest income
Service charges on deposits	200	207	240	250	245	407	474
Credit card fees	4,330	3,881	3,970	4,387	4,706	8,211	8,916
Mortgage banking revenue	1,990	1,453	1,166	1,243	1,332	3,443	2,487
Other income	370	431	560	446	404	801	836
Total noninterest income	6,890	5,972	5,936	6,326	6,687	12,862	12,713

Noninterest expenses
Salaries and employee benefits	13,272	12,907	11,638	12,419	12,143	26,179	24,697
Occupancy and equipment	1,864	1,613	1,573	1,351	1,536	3,477	2,749
Professional fees	1,769	1,947	1,930	2,358	2,608	3,716	4,982
Data processing	6,788	6,761	6,128	6,469	6,559	13,549	13,089
Advertising	2,072	2,032	1,433	1,565	2,646	4,104	3,163
Loan processing	476	371	198	426	660	847	1,009
Foreclosed real estate expenses, net	—	1	—	1	—	1	6
Merger-related expenses	83	712	—	—	—	795	—
Operational losses	782	931	1,490	953	1,206	1,713	2,170
Other operating	2,387	2,212	2,517	2,504	2,234	4,599	3,949
Total noninterest expenses	29,493	29,487	26,907	28,046	29,592	58,980	55,814
Income before income taxes	10,933	8,624	11,216	12,786	9,573	19,557	22,223
Income tax expense	2,728	2,062	2,186	2,998	2,255	4,790	5,170
Net income	$8,205	$6,562	$9,030	$9,788	$7,318	$14,767	$17,053

Consolidated Balance Sheets
	(unaudited)	(unaudited)	(audited)	(unaudited)	(unaudited)
(in thousands except share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Assets
Cash and due from banks	$19,294	$12,361	$14,513	$13,767	$18,619
Interest-bearing deposits at other financial institutions	117,160	72,787	39,044	130,428	100,343
Federal funds sold	57	56	407	1,957	376
Total cash and cash equivalents	136,511	85,204	53,964	146,152	119,338
Investment securities available for sale	207,917	202,254	208,329	206,055	208,464
Restricted investments	4,930	4,441	4,353	4,340	3,803
Loans held for sale	19,219	10,303	7,481	4,843	10,146
Portfolio loans receivable, net of deferred fees and costs	2,021,588	1,964,525	1,903,288	1,862,679	1,838,131
Less allowance for credit losses	(30,832)	(29,350)	(28,610)	(28,279)	(27,495)
Total portfolio loans held for investment, net	1,990,756	1,935,175	1,874,678	1,834,400	1,810,636
Premises and equipment, net	5,551	4,500	5,069	5,297	5,494
Accrued interest receivable	12,162	12,258	11,494	11,231	10,155
Deferred tax asset	12,150	12,311	12,252	13,644	13,616
Bank owned life insurance	38,414	38,062	37,711	37,315	37,041
Accounts receivable	1,336	11,637	1,055	696	450
Other assets	9,637	8,093	9,790	8,511	8,723
Total assets	$2,438,583	$2,324,238	$2,226,176	$2,272,484	$2,227,866

Liabilities
Deposits
Noninterest-bearing	$684,574	$665,812	$617,373	$680,803	$693,129
Interest-bearing	1,415,854	1,339,883	1,278,623	1,287,185	1,241,232
Total deposits	2,100,428	2,005,695	1,895,996	1,967,988	1,934,361
Federal Home Loan Bank advances	32,000	22,000	22,000	22,000	22,000
Other borrowed funds	12,062	12,062	27,062	12,062	12,062
Accrued interest payable	6,573	6,009	5,583	5,204	3,029
Other liabilities	19,666	19,007	20,675	22,352	18,979
Total liabilities	2,170,729	2,064,773	1,971,316	2,029,606	1,990,431

Stockholders' equity
Common stock	139	139	139	139	140
Additional paid-in capital	55,005	54,229	54,473	54,549	55,856
Retained earnings	225,824	218,731	213,345	206,033	197,490
Accumulated other comprehensive loss	(13,114)	(13,634)	(13,097)	(17,843)	(16,051)
Total stockholders' equity	267,854	259,465	254,860	242,878	237,435
Total liabilities and stockholders' equity	$2,438,583	$2,324,238	$2,226,176	$2,272,484	$2,227,866

The following tables show the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended June 30, 2024			Three Months Ended March 31, 2024			Three Months Ended June 30, 2023
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(in thousands)
Assets
Interest earning assets:
Interest-bearing deposits	$77,069	$937	4.89%	$84,531	$1,049	4.99%	$66,401	$733	4.43%
Federal funds sold	56	1	7.18	56	1	7.18	1,638	20	4.90
Investment securities available for sale	223,973	1,308	2.35	233,231	1,251	2.16	255,057	1,266	1.99
Restricted investments	5,435	94	6.96	4,601	77	6.73	4,185	71	6.80
Loans held for sale	7,907	132	6.71	4,872	83	6.85	7,047	111	6.32
Portfolio loans receivable(2)(3)	1,992,630	48,143	9.72	1,927,372	45,908	9.58	1,802,608	42,879	9.54
Total interest earning assets	2,307,070	50,615	8.82	2,254,663	48,369	8.63	2,136,936	45,080	8.46
Noninterest earning assets	46,798			44,571			47,415
Total assets	$2,353,868			$2,299,234			$2,184,351

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand accounts	$216,247	148	0.28	$183,217	110	0.24	$207,264	67	0.13
Savings	4,409	1	0.09	4,841	1	0.08	5,822	2	0.14
Money market accounts	671,240	7,032	4.21	682,414	7,136	4.21	625,515	5,411	3.47
Time deposits	465,822	5,869	5.07	449,963	5,586	4.99	366,421	3,929	4.30
Borrowed funds	54,863	508	3.72	58,963	528	3.60	43,183	331	3.07
Total interest-bearing liabilities	1,412,581	13,558	3.86	1,379,398	13,361	3.90	1,248,205	9,740	3.13
Noninterest-bearing liabilities:
Noninterest-bearing liabilities	24,844			23,820			21,104
Noninterest-bearing deposits	653,018			637,124			676,358
Stockholders’ equity	263,425			258,892			238,684
Total liabilities and stockholders’ equity	$2,353,868			$2,299,234			$2,184,351

Net interest spread			4.96%			4.73%			5.33%
Net interest income		$37,057			$35,008			$35,340
Net interest margin(4)			6.46%			6.24%			6.63%
_______________
(1)Annualized.
(2)Includes nonaccrual loans.
(3)For the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, collectively, portfolio loans yield excluding credit card loans was 7.04%, 6.96% and 6.65%, respectively.
(4)For the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, collectively, credit card loans accounted for 246, 239 and 257 basis points of the reported net interest margin, respectively.

	Six Months Ended June 30,
	2024			2023
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(in thousands)
Assets
Interest earning assets:
Interest-bearing deposits	$80,800	$1,986	4.94%	$64,494	$1,348	4.21%
Federal funds sold	56	2	7.18	1,845	38	4.15
Investment securities available for sale	228,602	2,559	2.25	264,817	2,643	2.01
Restricted investments	5,018	171	6.85	5,757	201	7.04
Loans held for sale	6,390	215	6.77	5,878	188	6.45
Portfolio loans receivable(2)(3)	1,960,001	94,051	9.65	1,777,762	84,078	9.54
Total interest earning assets	2,280,867	98,984	8.73	2,120,553	88,496	8.42
Noninterest earning assets	45,684			43,858
Total assets	$2,326,551			$2,164,411

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand accounts	$199,732	258	0.26	$196,782	137	0.14
Savings	4,625	2	0.09	6,160	3	0.10
Money market accounts	676,827	14,168	4.21	615,247	9,998	3.28
Time deposits	457,892	11,455	5.03	343,065	7,025	4.13
Borrowed funds	56,913	1,036	3.66	80,573	1,506	3.77
Total interest-bearing liabilities	1,395,989	26,919	3.88	1,241,827	18,669	3.03
Noninterest-bearing liabilities:
Noninterest-bearing liabilities	24,332			21,726
Noninterest-bearing deposits	645,071			665,253
Stockholders’ equity	261,159			235,605
Total liabilities and stockholders’ equity	$2,326,551			$2,164,411

Net interest spread			4.85%			5.39%
Net interest income		$72,065			$69,827
Net interest margin(4)			6.35%			6.64%
(1)Annualized.
(2)Includes nonaccrual loans.
(3)For the six months ended June 30, 2024 and 2023, collectively, portfolio loans yield excluding credit card loans was 7.00% and 6.48%, respectively.
(4)For the six months ended June 30, 2024 and 2023, collectively, credit card loans accounted for 242 and 270 basis points of the reported net interest margin, respectively.

The Company’s reportable segments represent business units with discrete financial information whose results are regularly reviewed by management. The four segments include Commercial Banking, Capital Bank Home Loans (the Company’s mortgage loan division), OpenSky™ (the Company’s credit card division) and the Corporate Office.

Effective January 1, 2024, the Company allocated certain expenses previously recorded directly to the Commercial Bank segment to the other segments. These expenses are for shared services also consumed by OpenSky™, CBHL, and Corporate. The Company performs an allocation process based on several metrics the Company believes more accurately ascribe shared service overhead to each segment. The Company believes this reflects the cost of support for each segment that should be considered in assessing segment performance. Historical information has been recast to reflect financial information consistently with the 2024 presentation.

The following schedule presents financial information for the periods indicated. Total assets are presented as of June 30, 2024, March 31, 2024, and June 30, 2023.

Segments
For the three months ended June 30, 2024
(in thousands)	Commercial Bank	CBHL	OpenSky™	Corporate(2)	Eliminations	Consolidated
Interest income	$33,935	$132	$15,785	$824	$(61)	$50,615
Interest expense	13,312	83	—	224	(61)	13,558
Net interest income	20,623	49	15,785	600	—	37,057
Provision for credit losses	1,118	—	2,299	—	—	3,417
Provision for credit losses on unfunded commitments	104	—	—	—	—	104
Net interest income after provision	19,401	49	13,486	600	—	33,536
Noninterest income	677	1,845	4,368	—	—	6,890
Noninterest expense(1)	12,209	2,500	13,775	1,009	—	29,493
Net income (loss) before taxes	$7,869	$(606)	$4,079	$(409)	$—	$10,933

Total assets	$2,254,198	$19,622	$115,593	$288,872	$(239,702)	$2,438,583

For the three months ended March 31, 2024
(in thousands)	Commercial Bank	CBHL	OpenSky™	Corporate(2)	Eliminations	Consolidated
Interest income	$32,529	$83	$14,921	$899	$(63)	$48,369
Interest expense	13,154	41	—	229	(63)	13,361
Net interest income	19,375	42	14,921	670	—	35,008
Provision for credit losses	1,109	—	1,559	59	—	2,727
Provision for credit losses on unfunded commitments	142	—	—	—	—	142
Net interest income after provision	18,124	42	13,362	611	—	32,139
Noninterest income	704	1,352	3,915	1	—	5,972
Noninterest expense(1)	12,259	2,105	13,599	1,524	—	29,487
Net income (loss) before taxes	$6,569	$(711)	$3,678	$(912)	$—	$8,624

Total assets	$2,160,051	$10,785	$105,318	$281,766	$(233,682)	$2,324,238

For the three months ended June 30, 2023
(in thousands)	Commercial Bank	CBHL	OpenSky™	Corporate(2)	Eliminations	Consolidated
Interest income	$28,742	$111	$15,168	$1,134	$(75)	$45,080
Interest expense	9,537	42	—	236	(75)	9,740
Net interest income	19,205	69	15,168	898	—	35,340
Provision for credit losses	735	—	2,127	—	—	2,862
Net interest income after provision	18,470	69	13,041	898	—	32,478
Noninterest income	810	1,161	4,714	2	—	6,687
Noninterest expense(1)	11,675	2,322	15,118	477	—	29,592
Net income (loss) before taxes	$7,605	$(1,092)	$2,637	$423	$—	$9,573

Total assets	$2,047,400	$10,605	$116,123	$260,309	$(206,571)	$2,227,866
________________________
(1)     Noninterest expense includes $6.3 million, $6.1 million, and $5.9 million in data processing expense in OpenSky’s™ segment for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively.
(2)    The Corporate segment invests idle cash in revenue-producing assets including interest-bearing cash accounts, loan participations and other appropriate investments for the Company.

Segments
For the six months ended June 30, 2024
(in thousands)	Commercial Bank	CBHL	OpenSky™	Corporate(2)	Eliminations	Consolidated
Interest income	$66,464	$215	$30,706	$1,723	$(124)	$98,984
Interest expense	26,466	124	—	453	(124)	26,919
Net interest income	39,998	91	30,706	1,270	—	72,065
Provision for credit losses	2,227	—	3,858	59	—	6,144
Provision for credit losses on unfunded commitments	246	—	—	—	—	246
Net interest income after provision	37,525	91	26,848	1,211	—	65,675
Noninterest income	1,381	3,197	8,283	1	—	12,862
Noninterest expense(1)	24,468	4,605	27,374	2,533	—	58,980
Net income (loss) before taxes	$14,438	$(1,317)	$7,757	$(1,321)	$—	$19,557

Total assets	$2,254,198	$19,622	$115,593	$288,872	$(239,702)	$2,438,583

For the six months ended June 30, 2023
(in thousands)	Commercial Bank	CBHL	OpenSky™	Corporate(2)	Eliminations	Consolidated
Interest income	$55,042	$188	$31,298	$2,112	$(144)	$88,496
Interest expense	18,276	72	—	465	(144)	18,669
Net interest income	36,766	116	31,298	1,647	—	69,827
Provision for credit losses	574	—	3,948	—	—	4,522
Release of credit losses on unfunded commitments	(19)	—	—	—	—	(19)
Net interest income after provision	36,211	116	27,350	1,647	—	65,324
Noninterest income	1,299	2,488	8,924	2	—	12,713
Noninterest expense(1)	23,443	4,658	26,856	857	—	55,814
Net income (loss) before taxes	$14,067	$(2,054)	$9,418	$792	$—	$22,223

Total assets	$2,047,400	$10,605	$116,123	$260,309	$(206,571)	$2,227,866
(1)     Noninterest expense includes $12.5 million and $11.9 million in data processing expense in OpenSky’s™ segment for the six months ended June 30, 2024 and 2023, respectively.
(2)    The Corporate segment invests idle cash in revenue-producing assets including interest-bearing cash accounts, loan participations and other appropriate investments for the Company.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(in thousands except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Earnings:
Net income	$8,205	$6,562	$9,030	$9,788	$7,318
Earnings per common share, diluted	0.59	0.47	0.65	0.70	0.52
Net interest margin	6.46%	6.24%	6.40%	6.71%	6.63%
Net interest margin, excluding credit card loans (1)	4.00%	3.85%	3.92%	4.05%	4.06%
Return on average assets(2)	1.40%	1.15%	1.63%	1.75%	1.34%
Return on average equity(2)	12.53%	10.19%	14.44%	16.00%	12.30%
Efficiency ratio	67.11%	71.95%	65.91%	65.02%	70.41%

Balance Sheet:
Total portfolio loans receivable, net deferred fees	$2,021,588	$1,964,525	$1,902,643	$1,861,929	$1,837,041
Total deposits	2,100,428	2,005,695	1,895,996	1,967,988	1,934,361
Total assets	2,438,583	2,324,238	2,226,176	2,272,484	2,227,866
Total stockholders' equity	267,854	259,465	254,860	242,878	237,435
Total average portfolio loans receivable, net deferred fees	1,992,630	1,927,372	1,863,298	1,847,772	1,802,608
Total average deposits	2,010,736	1,957,559	1,885,092	1,918,467	1,881,380
Portfolio loans-to-deposit ratio (period-end balances)	96.25%	97.95%	100.35%	94.61%	94.97%
Portfolio loans-to-deposit ratio (average balances)	99.10%	98.46%	98.84%	96.32%	95.81%

Asset Quality Ratios:
Nonperforming assets to total assets	0.58%	0.62%	0.72%	0.67%	0.71%
Nonperforming loans to total loans	0.70%	0.73%	0.84%	0.82%	0.85%
Net charge-offs to average portfolio loans (2)	0.39%	0.41%	0.53%	0.38%	0.35%
Allowance for credit losses to total loans	1.53%	1.49%	1.50%	1.52%	1.50%
Allowance for credit losses to non-performing loans	219.40%	204.37%	178.34%	185.61%	175.03%

Bank Capital Ratios:
Total risk based capital ratio	14.51%	14.36%	14.81%	14.51%	14.08%
Tier 1 risk based capital ratio	13.25%	13.10%	13.56%	13.25%	12.82%
Leverage ratio	10.36%	10.29%	10.51%	10.04%	9.77%
Common equity Tier 1 capital ratio	13.25%	13.10%	13.56%	13.25%	12.82%
Tangible common equity	9.53%	9.66%	9.91%	9.08%	8.93%
Holding Company Capital Ratios:
Total risk based capital ratio	16.98%	16.83%	17.38%	17.11%	16.81%
Tier 1 risk based capital ratio	15.19%	15.03%	15.55%	15.27%	14.96%
Leverage ratio	11.93%	11.87%	12.14%	11.62%	11.50%
Common equity Tier 1 capital ratio	15.08%	14.92%	15.43%	15.27%	14.96%
Tangible common equity	10.98%	11.16%	11.45%	10.69%	10.66%
_______________
(1)Refer to Appendix for reconciliation of non-GAAP measures.
(2)Annualized.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited (Continued)
	Quarter Ended
(in thousands except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Composition of Loans:
Commercial real estate, non owner-occupied	$397,080	$377,224	$351,116	$350,637	$348,892
Commercial real estate, owner-occupied	319,370	330,840	307,911	305,802	311,972
Residential real estate	601,312	577,112	573,104	558,147	555,133
Construction real estate	294,489	290,016	290,108	280,905	258,400
Commercial and industrial	255,686	254,577	239,208	237,549	234,714
Lender finance	33,294	13,484	11,085	—	—
Business equity lines of credit	2,989	14,768	14,117	14,155	13,277
Credit card, net of reserve(3)	122,217	111,898	123,331	122,533	122,925
Other consumer loans	1,930	738	950	948	1,187
Portfolio loans receivable	$2,028,367	$1,970,657	$1,910,930	$1,870,676	$1,846,500
Deferred origination fees, net	(6,779)	(6,132)	(7,642)	(7,997)	(8,369)
Portfolio loans receivable, net	$2,021,588	$1,964,525	$1,903,288	$1,862,679	$1,838,131

Composition of Deposits:
Noninterest-bearing	$684,574	$665,812	$617,373	$680,803	$693,129
Interest-bearing demand	266,070	193,963	199,308	229,035	243,095
Savings	4,270	4,525	5,211	5,686	5,816
Money markets	672,455	678,435	663,129	668,774	631,148
Brokered time deposits	155,148	160,641	142,356	128,665	128,665
Other time deposits	317,911	302,319	268,619	255,025	232,508
Total deposits	$2,100,428	$2,005,695	$1,895,996	$1,967,988	$1,934,361

Capital Bank Home Loan Metrics:
Origination of loans held for sale	$82,363	$52,080	$45,152	$50,023	$61,480
Mortgage loans sold	66,417	40,377	34,140	39,364	49,231
Gain on sale of loans	1,732	1,238	1,015	1,011	1,262
Purchase volume as a % of originations	96.48%	97.83%	89.99%	92.29%	93.12%
Gain on sale as a % of loans sold(4)	2.61%	3.07%	2.97%	2.57%	2.56%
Mortgage commissions	$582	$490	$465	$528	$621

OpenSky™ Portfolio Metrics:
Open customer accounts	537,734	526,950	525,314	529,205	540,058
Secured credit card loans, gross	$90,961	$85,663	$95,300	$98,138	$100,218
Unsecured credit card loans, gross	33,560	28,508	30,817	27,430	25,254
Noninterest secured credit card deposits	173,499	171,771	173,857	181,185	186,566
_______________
(3)Credit card loans are presented net of reserve for interest and fees.
(4)Gain on sale percentage is calculated as gain on sale of loans divided by mortgage loans sold.

Appendix

Reconciliation of Non-GAAP Measures

The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

Appendix

Reconciliation of Non-GAAP Measures

Earnings Metrics, as Adjusted	Quarter Ended
(in thousands except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net Income	$8,205	$6,562	$9,030	$9,788	$7,318
Add: Merger-Related Expenses, net of tax	62	538	—	—	—
Net Income, as Adjusted	$8,267	$7,100	$9,030	$9,788	$7,318

Weighted Average Common Shares - Diluted	13,895	13,919	13,989	14,024	14,059
Earnings per Share - Diluted	$0.59	$0.47	$0.65	$0.70	$0.52
Earnings per Share - Diluted, as Adjusted	$0.59	$0.51	$0.65	$0.70	$0.52

Average Assets	$2,353,868	$2,299,234	$2,202,479	$2,221,117	$2,184,351
Return on Average Assets(1)	1.40%	1.15%	1.63%	1.75%	1.34%
Return on Average Assets, as Adjusted(1)	1.41%	1.24%	1.63%	1.75%	1.34%

Average Equity	$263,425	$258,892	$248,035	$242,671	$238,684
Return on Average Equity(1)	12.53%	10.19%	14.44%	16.00%	12.30%
Return on Average Equity, as Adjusted(1)	12.62%	11.03%	14.44%	16.00%	12.30%

Net Interest Income	$37,057	$35,008	$34,889	$36,810	$35,340
Noninterest Income	6,890	5,972	5,936	6,326	6,687
Total Revenue	$43,947	$40,980	$40,825	$43,136	$42,027
Noninterest Expense	$29,493	$29,487	$26,907	$28,046	$29,592
Efficiency Ratio(2)	67.11%	71.95%	65.91%	65.02%	70.41%

Noninterest Expense	$29,493	$29,487	$26,907	$28,046	$29,592
Less: Merger-Related Expenses	83	712	—	—	—
Noninterest Expense, as Adjusted	$29,410	$28,775	$26,907	$28,046	$29,592
Efficiency Ratio, as Adjusted(2)	66.92%	70.22%	65.91%	65.02%	70.41%
_______________
(1)Annualized.
(2)The efficiency ratio is calculated by dividing noninterest expense by total revenue (net interest income plus noninterest income).

Appendix

Reconciliation of Non-GAAP Measures

Earnings Metrics, as Adjusted	Six Months Ended
(in thousands except per share data)	June 30, 2024	June 30, 2023

Net Income	$14,767	$17,053
Add: Merger-Related Expenses, Net of Tax	600	—
Net Income, as Adjusted	$15,367	$17,053

Weighted average common shares - Diluted	13,907	14,210
Earnings per share - Diluted	$1.06	$1.20
Earnings per share - Diluted, as Adjusted	$1.10	$1.20

Average Assets	$2,326,551	$2,164,411
Return on Average Assets(1)	1.28%	1.59%
Return on Average Assets, as Adjusted(1)	1.33%	1.59%

Average Equity	$261,159	$235,605
Return on Average Equity(1)	11.37%	14.60%
Return on Average Equity, as Adjusted(1)	11.83%	14.60%

Net Interest Income	$72,065	$69,827
Noninterest Income	12,862	12,713
Total Revenue	$84,927	$82,540
Noninterest Expense	$58,980	$55,814
Efficiency Ratio(2)	69.45%	67.62%

Noninterest Expense	$58,980	$55,814
Less: Merger-Related Expenses	795	—
Noninterest Expense, as Adjusted	$58,185	$55,814
Efficiency Ratio, as Adjusted(2)	68.51%	67.62%
_______________
(1)Annualized.
(2)The efficiency ratio is calculated by dividing noninterest expense by total revenue (net interest income plus noninterest income).

Appendix

Reconciliation of Non-GAAP Measures

Net Interest Margin, as Adjusted	Quarter Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net Interest Income	$37,057	$35,008	$34,889	$36,810	$35,340
Less: Credit Card Loan Income	15,205	14,457	14,677	15,792	14,818
Net Interest Income, as Adjusted	$21,852	$20,551	$20,212	$21,018	$20,522
Average Interest Earning Assets	2,307,070	2,254,663	2,162,459	2,176,477	2,136,936
Less: Average Credit Card Loans	111,288	110,483	114,551	116,814	110,574
Total Average Interest Earning Assets, as Adjusted	$2,195,782	$2,144,180	$2,047,908	$2,059,663	$2,026,362
Net Interest Margin, as Adjusted	4.00%	3.85%	3.92%	4.05%	4.06%

Net Interest Margin, as Adjusted	Six Months Ended
(in thousands)	June 30, 2024	June 30, 2023

Net Interest Income	$72,065	$69,827
Less: Credit Card Loan Income	29,662	30,627
Net Interest Income, as Adjusted	$42,403	$39,200
Average Interest Earning Assets	2,280,867	2,120,553
Less: Average Credit Card Loans	110,885	113,197
Total Average Interest Earning Assets, as Adjusted	$2,169,982	$2,007,356
Net Interest Margin, as Adjusted	3.93%	3.94%

Portfolio Loans Receivable Yield, as Adjusted	Quarter Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Portfolio Loans Receivable Interest Income	$48,143	$45,908	$45,026	$45,274	$42,879
Less: Credit Card Loan Income	15,205	14,457	14,677	15,792	14,818
Portfolio Loans Receivable Interest Income, as Adjusted	$32,938	$31,451	$30,349	$29,482	$28,061
Average Portfolio Loans Receivable	1,992,630	1,927,372	1,863,298	1,847,772	1,802,608
Less: Average Credit Card Loans	111,288	110,483	114,551	116,814	110,574
Total Average Portfolio Loans Receivable, as Adjusted	$1,881,342	$1,816,889	$1,748,747	$1,730,958	$1,692,034
Portfolio Loans Receivable Yield, as Adjusted	7.04%	6.96%	6.89%	6.76%	6.65%

Portfolio Loans Receivable Yield, as Adjusted	Six Months Ended
(in thousands)	June 30, 2024	June 30, 2023

Portfolio Loans Receivable Interest Income	$94,051	$84,078
Less: Credit Card Loan Income	29,662	30,627
Portfolio Loans Receivable Interest Income, as Adjusted	$64,389	$53,451
Average Portfolio Loans Receivable	1,960,001	1,777,762
Less: Average Credit Card Loans	110,885	113,197
Total Average Portfolio Loans Receivable, as Adjusted	$1,849,116	$1,664,565
Portfolio Loans Receivable Yield, as Adjusted	7.00%	6.48%

Appendix

Reconciliation of Non-GAAP Measures

Pre-tax, Pre-Provision Net Revenue ("PPNR")	Quarter Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net Income	$8,205	$6,562	$9,030	$9,788	$7,318
Add: Income Tax Expense	2,728	2,062	2,186	2,998	2,255
Add: Provision for Credit Losses	3,417	2,727	2,808	2,280	2,862
Add: Provision for (Release of) Credit Losses on Unfunded Commitments	104	142	(106)	24	—
Pre-tax, Pre-Provision Net Revenue ("PPNR")	$14,454	$11,493	$13,918	$15,090	$12,435

Pre-tax, Pre-Provision Net Revenue ("PPNR")	Six Months Ended
(in thousands)	June 30, 2024	June 30, 2023

Net Income	$14,767	$17,053
Add: Income Tax Expense	4,790	5,170
Add: Provision for Credit Losses	6,144	4,522
Add: Provision for (Release of) Credit Losses on Unfunded Commitments	246	(19)
Pre-tax, Pre-Provision Net Revenue ("PPNR")	$25,947	$26,726

PPNR, as Adjusted	Quarter Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net Income	$8,205	$6,562	$9,030	$9,788	$7,318
Add: Income Tax Expense	2,728	2,062	2,186	2,998	2,255
Add: Provision for Credit Losses	3,417	2,727	2,808	2,280	2,862
Add: Provision for (Release of) Credit Losses on Unfunded Commitments	104	142	(106)	24	—
Add: Merger-Related Expenses	83	712	—	—	—
PPNR, as Adjusted	$14,537	$12,205	$13,918	$15,090	$12,435

PPNR, as Adjusted	Six Months Ended
(in thousands)	June 30, 2024	June 30, 2023

Net Income	$14,767	$17,053
Add: Income Tax Expense	4,790	5,170
Add: Provision for Credit Losses	6,144	4,522
Add: Provision for (Release of) Credit Losses on Unfunded Commitments	246	(19)
Add: Merger-Related Expenses	795	—
PPNR, as Adjusted	$26,742	$26,726

Appendix

Reconciliation of Non-GAAP Measures

Allowance for Credit Losses to Total Portfolio Loans	Quarter Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Allowance for Credit Losses	$30,832	$29,350	$28,610	$28,279	$27,495
Total Portfolio Loans	2,021,588	1,964,525	1,903,288	1,862,679	1,838,131
Allowance for Credit Losses to Total Portfolio Loans	1.53%	1.49%	1.50%	1.52%	1.50%

Nonperforming Assets to Total Assets	Quarter Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total Nonperforming Assets	$14,053	$14,361	$16,042	$15,236	$15,709
Total Assets	2,438,583	2,324,238	2,226,176	2,272,484	2,227,866
Nonperforming Assets to Total Assets	0.58%	0.62%	0.72%	0.67%	0.71%

Nonperforming Loans to Total Portfolio Loans	Quarter Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total Nonperforming Loans	$14,053	$14,361	$16,042	$15,236	$15,709
Total Portfolio Loans	2,021,588	1,964,525	1,903,288	1,862,679	1,838,131
Nonperforming Loans to Total Portfolio Loans	0.70%	0.73%	0.84%	0.82%	0.85%

Net Charge-Offs to Average Portfolio Loans	Quarter Ended
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total Net Charge-Offs	$1,935	$1,987	$2,477	$1,780	$1,583
Total Average Portfolio Loans	1,992,630	1,927,372	1,863,298	1,847,772	1,802,608
Net Charge-Offs to Average Portfolio Loans, Annualized	0.39%	0.41%	0.53%	0.38%	0.35%

Net Charge-offs to Average Portfolio Loans	Six Months Ended
(in thousands)	June 30, 2024	June 30, 2023

Total Net Charge-Offs	$3,922	$4,216
Total Average Portfolio Loans	1,960,001	1,777,762
Net Charge-Offs to Average Portfolio Loans	0.40%	0.48%

Tangible Book Value per Share	Quarter Ended
(in thousands, except per share amounts)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total Stockholders' Equity	$267,854	$259,465	$254,860	$242,878	$237,435
Less: Preferred Equity	—	—	—	—	—
Less: Intangible Assets	—	—	—	—	—
Tangible Common Equity	$267,854	$259,465	$254,860	$242,878	$237,435
Period End Shares Outstanding	13,910,467	13,889,563	13,922,532	13,893,083	13,981,414
Tangible Book Value per Share	$19.26	$18.68	$18.31	$17.48	$16.98

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in four locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $2.4 billion at June 30, 2024 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” "optimistic," “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on some of the factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; geopolitical concerns, including the ongoing wars in Ukraine and in the Middle East; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; volatility and disruptions in global capital and credit markets; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; the ability to complete, or any delays in completing, the pending merger between the Company and IFHI; any failure to realize the anticipated benefits of the pending merger transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company's ability to pursue certain business opportunities or strategic transactions; the possibility that the pending merger transaction may be more expensive to complete than anticipated, including as a result of conditions imposed by regulators, unexpected conditions, factors or events, diversion of management's attention from ongoing business operations and opportunities; and other factors that may affect our future results.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Dominic Canuso (301) 468-8848 x1403
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com